WISCONSIN RIVER POWER COMPANY AND SUBSIDIARY
WISCONSIN RAPIDS, WISCONSIN
BALANCE SHEET
AS OF DECEMBER 31, 2000

ASSETS
Utility Plant:
Electric	$ 28,138,911.03
Less-Accumulated Depreciation	(15,225,165.42)
Net Utility Plant	12,913,745.61

Other Property	1,395,030.96

Current Assets:
Cash and marketable securities	793,756.24
Accounts receivable	6,761.34
Accounts receivable from associated companies	331,708.00
Interest receivable	393.75
Materials and supplies	40,070.58
Prepaid expense	89,481.00
Total Current Assets	1,262,170.91

Deferred Debits	627,789.93

TOTAL ASSETS	$16,198,737.41

LIABILITIES AND CAPITAL
Capitalization
Capital Stock	$ 9,500,000.00
Less: Treasury Stock	(140,000.00)
Capital stock issued and outstanding	9,360,000.00
Retained Earnings	5,000,667.54
Total Capitalization	14,360,667.54

Current Liabilities
Accounts Payable	30,828.15
Income taxes accrued	137,533.88
Property taxes accrued	804,953.10
Other accrued liabilities	196,004.05
Total current liabilities	1,169,319.18

Deferred Credits	512,060.69

Postretirement benefits	156,690.00

TOTAL LIABILITIES AND CAPITAL	$16,198,737.41